EXHIBIT 99 (b)(5)


        [Pursuant to Rule 306 of Regulation S-T, on behalf of Ferrotec Corporation, I hereby represent that the following is a fair and accurate English translation of the loan agreement originally written in Japanese.


                                         FERROTEC CORPORATION

                                         By: /s/ Akira Yamamura
                                             -----------------------------------
                                             Name:   Akira Yamamura
                                             Title:  President]

[Stamp]

                                 LOAN AGREEMENT
                         (Principal/interest - General)

                                November 19, 1999

     To: Kitanihon Bank      Borrower:  Ferrotech, Inc.           [COMPANY SEAL]
                                        5-24-8 Higashi-Ueno, Higashi-ku, Tokyo
                                        Akira Yamamura, Representative Director

                             Guarantor: [Name]
                                         ---------------------------------------
                                        [Address]
                                         ---------------------------------------


     Borrower, in acknowledgement of the provisions set forth herein and the additional terms and conditions contained in the separate Bank Transaction Agreement, has borrowed and received the proceeds of the loan described herein from Kitanihon Bank (hereinafter referred to as "Bank").

SECTION I  LOAN TERMS

     1.  Amount              (Y)100,000,000

     2.  Interest Rate             2.375% annually  (calculated with one year comprising 365 days)
         Interest formula          o Variable rate  a. Basic interest rate specified in Article 5.1.....1.875% annually
                                                    b. Margin...........................................0.5% annually
                                   / / Fixed rate       As  prescribed  in Article 5.2, will not change in principle.

     3.  Repayment                 o Lump sum
                                   / / Installment   disbursement.    Additional   agreement   attached   for
                                       installment  disbursement  First  payment of  ___________________  was received on _____________.

--------------------------------------------------------------------------------
For Bank Use Only
1    Deliver a copy of this Agreement to the Borrower.
2 When there are multiple guarantors, write "As specified in attachment" on the Guarantor line, and attach a supplemental guarantor form.
3 When the variable interest method is used, attach a separate Agreement Concerning Variable Interest except when long-term rate is used.
4 Write the amount of the money loaned in Japanese kanji characters. Do not correct.
5 When installment disbursement option is selected, attach the Special Disbursement Agreement.
6 When disbursements are released in installments, issue a receipt for the disbursed funds.
7    Installment  disbursements  and repayments are treated as exceptions.
8 In the event that attachments are used, all related parties shall place their seals on all attachments.
10   Mark the item selected with a o mark.


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

     4.  Final Repayment Date       November 30, 2004

     5.  Loan Purpose               ---------

     6.  Account for Deposit        Loan will be deposited into the following bank account in Borrower's name.
                                            TOKYO BRANCH     Current Account          No. 1625401

     7.  Deferment Term             / / No deferment.
         (Place o in                o  Repayment of principal will be deferred until May 30, 2000.
         appropriate / /)

     8.  Repayment of Principal and Interest

          (a)  Repayment of Principal
                           Every six months

              [CORPORATE SEAL]      Ten (10)  payments  of  (Y)10,000,000
                                    shall  be  made  on  the  last  day  of  the
                                    appropriate  month beginning on May 31, 2000
                                    and ending on November 30, 2004.

          (b)  Repayment of Interest
               1    The scheduled  payment date for loan  interest  shall be the
                    31st day of the month every 3 months.
               2    The first loan  interest  payment  required by the Agreement shall  be  calculated  from the  loan  date to the  interest
                    payment  date.  The  second  and  all  subsequent   interest
                    payments shall consist of prepaid  interest  calculated from the day  following  the interest  payment to the  subsequent interest payment date.

          (c) Principal and interest shall be repaid by automatically debiting the following account held in Borrower's name. Such debiting does not include payments of the financial obligation set forth in the Agreement where such payment must conform with the provisions set forth in the Bank Transaction Agreement.

                                TOKYO BRANCH     Current Account          No. 1625401

     9.   Penalty  When  Borrower  fails to repay  principal  or interest in a timely manner,  Borrower shall pay a late fee penalty calculated at an annual rate of 14% (one year calculated as 366 days).

     10.  Processing Fees
                    In the event that Borrower desires to reduce the fixed interest rate selected in subsection 2 above, Borrower shall pay a processing fee to the Bank.


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

SECTION II. STIPULATIONS
ARTICLE 1 BANK TRANSACTION AGREEMENT
      Borrower acknowledges that all of the terms in the Bank Transaction Agreement apply to the terms contained herein this Agreement.

ARTICLE 2 SPECIAL DISBURSEMENT AGREEMENT
      1. In the event of changes in the financial market condition or other similar happening, Borrower acknowledges that the financing term may be lengthened, or that any future loan disbursement may be aborted or stopped.
      2. When the loan becomes due and payable according to the provisions of the Bank Transaction Agreement, this Agreement shall be terminated, and Borrower shall immediately repay the outstanding loan and forfeit all interest paid on the loan disbursements.

ARTICLE 3 REPAYMENT
      The principal and interest due pursuant to this Agreement shall be paid in accordance with Section 1.8.

ARTICLE 4 DEBITING BORROWER'S ACCOUNT
      1. Borrower shall deposit sufficient funds for repayment of principal and interest as delineated in Section 1.8 in the bank account specified for repayment prior to each scheduled repayment date (the business day following the scheduled payment date if such date falls on a bank holiday).
      2. Bank shall withdraw each principal and interest payment from Borrower's savings account on each scheduled date without using any withdrawal slip, statement passbook, note, or check. In the event that Borrower's account lacks sufficient funds, Bank shall not debit the Borrower's account and payment shall be deemed untimely.
      3.  Borrower shall make interest payments as delineated in Article 4.1 and
          4.2 during the loan disbursement and deferment periods.
      4. In the event that Borrower fails to timely deposit sufficient funds for payment of principal or interest in accordance with Article 4.1, Bank shall debit the penalty together with the principal or interest payment amount in the manner specified in Article 4.2.

ARTICLE 5 INTEREST RATE CHANGE
      1. In the event that the loan is based on a variable interest rate, the interest rate shall be determined as follows:
          a) The interest rate specified in Section 1.8 shall serve as the loan interest rate, however when the long term financing interest rate (hereinafter referred to as "base rate"), which moves in correlation with the bank short term prime rate, fluctuates, the loan interest rate shall increase or decrease in accordance with the base rate fluctuation.
          b) In addition, if the base rate or bank short term prime rate is ever abolished or any other comparable action is taken, the interest rate shall be determined according to generally acceptable practices.
          c)  The new interest rate shall be applied to the loan  beginning from the day immediately following the next scheduled payment.
      2.  In the event  that loan is based on a fixed  interest  rate,  and such rate is altered, the interest rate shall be determined as follows:
          a) The loan interest rate shall be the rate delineated in Section 1.2 when the fixed interest rate option is selected in the same section. However, in the event that the financial market conditions change or some similar event occurs, Bank may change the interest rate in Section 1.2 to similar degree.
          b) When Bank makes such change, Borrower shall be provided with prior notice.
          c) The new interest rate shall be applied to the loan beginning from the day immediately following the next scheduled payment.

ARTICLE 6 TRANSFER OF RIGHTS
      1. Borrower shall consent to any future conveyance by Bank of the financial rights arising under this Agreement to any other financial organization through any security instrument, and to any reconveyance of such rights to Bank. Notice of any conveyance is hereby provided to Borrower.


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

      2. In the event that such rights are conveyed under Article 6.1, Bank shall serve as the agent of the conveyee in relation to the rights transferred.

      Borrower shall tender principal and interest payments in accordance with the method specified herein or by Bank in the future, and Bank shall grant such rights to conveyee.

ARTICLE 7  PERSONAL CREDIT RECORDING
      1. When Borrower is an individual, Borrower acknowledges that objective facts concerning the loan such as the loan amount, loan date, and maturity date arising from this Agreement shall be registered with the Personal Credit Information Center during the loan term and five years from the date of final satisfaction of this Agreement, and that the Center, its directors, and members supplying information to the Center may use such information for their own transactions.
      2. When any of the following incidents occur, Borrower acknowledges that facts concerning each incident will be recorded and used in accordance with the provisions of Article 7.1 for the period prescribed hereunder:
          (a) Five years for late payment or payment of penalties related to obligations arising under this Agreement.
          (b) Five years from the actual incident for payment to Bank from a third party such as a Guarantor or insurer, or for Bank instituted compulsory collection proceedings such as offset or repossession of collateral.

ARTICLE 8 EXPENSES
      Borrower shall bear the following expenses.
      1.  All expenses related to the creation of this Agreement.
      2. Expenses concerning any mortgage or the recording of any deletion or change.
      3. Expenses concerning the inspection, collection, or disposition of collateral.
      4. Expenses concerning the exercise or preservation of rights related to the Borrower or any Guarantor.

ARTICLE 9 BANK ACCOUNT DEBITING FOR EXPENSES
      Borrower acknowledges that Bank may debit Borrower's account for guarantee fees charged by the Trust and Guarantee Association, other guarantee fees, recording expenses, filing fees, and all other expenses related to this Agreement in accordance with the provisions set forth in Article 4 in order to preserve the rights of Bank arising under this Agreement with Borrower.

ARTICLE 10 JURISDICTION
      In the event that litigation necessarily arises from the transaction encompassed in this Agreement, it is agreed that those courts having jurisdiction over the Bank's head office or branch related to this transaction shall be the court of jurisdiction.

GUARANTEE
1. Guarantor shall jointly guarantee and bear all obligations of Borrower in relation to Bank arising under this Agreement, and shall tender performance of this Agreement and the terms of the appended Bank Transaction Agreement.
2. Guarantor shall not offset any deposits in Borrower's bank or any other obligations.
3. Guarantor shall not assert any claims against Bank if Bank determines to substitute or release any collateral.
4. In the event that Guarantor performs its guarantee obligations under this Agreement, or where obligations remain under the Agreement between Bank and Borrower or any other guarantee agreement between Bank and Guarantor, Guarantor shall not use any rights obtained from Bank in their relationship without Bank's consent. Upon the request of Bank, Guarantor shall transfer such rights or value to Bank without cost.
5. In the event that Guarantor has guaranteed another transaction between Bank and Borrower, such guarantee shall not be altered by this Agreement. Also, in the event that Guarantor has guaranteed another sum, the sum guaranteed under this Agreement shall be added to such sum. Any other guarantee in the future by Guarantor concerning a transaction between Borrower and Bank shall be treated in an identical manner.


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